Exhibits 5.1 and 23.1

OPINION OF DAVIS POLK & WARDWELL LLP

September 16, 2024

Novartis AG
Lichtstrasse 35
4056 Basel
Switzerland

Novartis Capital Corporation
1 Health Plaza
East Hanover, New Jersey 07936

Ladies and Gentlemen:

Novartis Capital Corporation, a Delaware corporation (the “Company”), and Novartis AG, a stock corporation organized under the laws of Switzerland (the “Guarantor”), are filing with the Securities and Exchange Commission a Registration Statement on Form F-3 (the “Registration Statement”) and the related Prospectus (the “Prospectus”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the Company’s debt securities (the “Notes”) and the guarantees thereof by the Guarantor (the “Guarantees” and, together with the Notes, the “Securities”). The Securities may be issued pursuant to an indenture, among Novartis Capital Corporation, Novartis Securities Investment Ltd. and Novartis Finance S.A., as issuers, Novartis AG, as guarantor, and HSBC Bank USA, National Association, as trustee (the “Trustee”), dated as of February 10, 2009 (the “Indenture”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed as exhibits to the Registration Statement that have not been executed will conform to the forms thereof, (iv) all signatures on all documents that we reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in certificates of public officials and officers of the Company and the Guarantor that we reviewed were and are accurate and (vii) all representations made by the Company and the Guarantor as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, assuming the Indenture has been duly authorized, executed and delivered by the Trustee, the Guarantor and each other party thereto; the specific terms of a particular series of Notes and any Guarantees endorsed thereon have been duly authorized and established in accordance with the Indenture; and such Notes and any Guarantees endorsed thereon have been duly authorized, executed, authenticated, issued and delivered in accordance with the Indenture and the applicable underwriting or other agreement against payment therefor, such Notes will constitute valid and binding obligations of the Company and each of the related Guarantees will constitute valid and binding obligations of the Guarantor, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and may be subject to possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors' rights, provided that we express no opinion as to the (x) effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (y) validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Notes to the extent determined to constitute unearned interest.

In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of any Securities, (i) the Board of Directors of the Company and the Board of Directors of the Guarantor, as the case may be, shall have duly established the terms of the Notes and the Guarantees and duly authorized the issuance and sale of the Securities and such authorization shall not have been modified or rescinded; (ii) (1) the Company shall remain validly existing as a corporation in good standing under the laws of the State of Delaware and (2) the Guarantor is, and shall remain, validly existing as a stock corporation organized under the laws of Switzerland; (iii) the Registration Statement shall have become effective and such effectiveness shall not have been terminated or rescinded; (iv) the Indenture, the Notes and the Guarantees are each valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company and the Guarantor); and (v) there shall not have occurred any change in law affecting the validity or enforceability of such Security. We have also assumed that the terms of any Security whose terms are established subsequent to the date hereof and the issuance, execution, delivery and performance by the Company or the Guarantor of any such Security (a) are within their corporate powers, (b) do not contravene, or constitute a default under, (1) the certificate incorporation, by-laws or other constitutive documents of the Company or (2) the articles of incorporation, organizational regulations or other constitutive documents of the Guarantor, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or public policy or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon the Company or the Guarantor.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. Insofar as the foregoing opinion involves matters governed by the laws of Switzerland, we have relied, without independent inquiry or investigation, on the opinion of Advestra AG delivered to you today.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP